Portions of this exhibit marked [*] are requested to be treated confidentially.

Exhibit 10.23

HSW International, Inc.

2008 Executive Compensation Plan

1.           Purpose

The purpose of the HSW International, Inc. (“HSWI” or the “Company”) 2008 Executive Compensation Plan (the “Plan”) is to promote the interests of the Company by (i) motivating key employees of HSWI to execute upon and achieve the HSWI business plan, and (ii) retaining key employees.

2.           Eligibility and Participation

The individuals listed on Appendix A will be the “Participants” in the Plan.  Subject to the terms of the Plan, the Participants will be eligible to receive compensation hereunder.

3.           Amount Available for Awards

a)  Number.   Subject to approval by the Company’s Board of Directors, the following shall be allocated to the Plan (collectively, the “Bonus Pool”):

i)  30,769 shares of the Company’s common stock (“Shares”);

ii) 100,000 options to acquire shares of the Company’s common stock (“Options”); and

iii) $100,000 (“Tax Offset”).

b)  Restrictions.  The Shares and Options shall be issued immediately upon the implementation of the Plan.  Those Shares in the Bonus Pool shall be restricted stock, which shall vest on January 31, 2009 (the “Distribution Date”), in the amount as specified herein.  Those Options in the Bonus Pool shall fully vest on the Distribution Date, in the amount as specified herein.  The Tax Offset shall be paid on January 31, 2009, in accordance with the Plan.

c)  Adjustment.  If there shall occur a stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event affecting the Shares, the Shares subject to this Plan shall be deemed to relate to such number and class of securities of HSWI, cash or other property received in exchange for or in respect of such Shares, and the number of Shares allocated to the Plan shall be adjusted in such manner to avoid any dilution or enlargement of the rights of Participants under the Plan.

4.           Allocation of the Bonus Pool

The Bonus Pool shall be allocated among the Participants according to their percentage specified on Appendix A.

5.           Vesting of the Bonus Pool

a)  Performance.  The number of shares which shall vest on the Distribution Date shall be calculated according to the following criteria (the “Performance Criteria”):

i)	33.4% of the Bonus Pool will vest if HSWI has launched the Chinese version of the “HowStuffWorks” website by June 2008;

ii)	33.3% of the Bonus Pool will vest if at HSW Brazil has displayed at least [*] page views during 2008; and

iii)	33.3% of the Bonus Pool will vest if HSW Brazil has at least US$ [*] gross revenues in 2008, not including related party transactions.

6.           Forfeitures

In the event that any Participant is not employed on December 31, 2008, due to resignation by the Participant or termination by the Company for cause, the portion of the Bonus Pool allocated to the Participant shall be forfeited.  In the event that any portion of the Bonus Pool does not become vested because of failure to meet the Performance Criteria, then such portion shall be forfeited.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Appendix A

Named Personnel	Percentage of Plan

Henry Adorno, Vice Chairman	30%

Greg Swayne, President & COO	30%

[*]	[*]%

Shawn Meredith, CFO	10%

[*]	[*]%

[*]	[*]%

Total: 100%

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.